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                                 Exhibit (lix)

   Buffycoat Supply Agreement between America's Blood Centers and the Company dated July 15, 1998




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                                   AGREEMENT

This agreement ("Agreement") is made and entered into this 15th day of July, 1998 by and between America's Blood Centers ("ABC"), an Arizona non-profit corporation with its principal office at 725 15th St., N.W., Suite 700, Washington, DC 20005, and Viragen, Inc. ("Viragen"), a Delaware corporation, and Viragen, U.S.A., Inc. ("VUSA"), a Delaware corporation and a wholly-owned subsidiary of Viragen, both having their principal offices at 865 SW 78th Ave., Suite 100, Plantation, FL 33324.

                                    RECITALS

The parties recognize that the U.S. blood supply is a vital resource of which the non-profit independent blood centers who are members of ABC ("IBCs") are partially entrusted and that the IBCs have a charitable mission to serve the communities in which they operate and collect blood.

ABC and the IBCs have indicated that most Buffycoats (defined herein) harvestable by the IBCs from whole blood or blood component collections currently are not separated from the IBCs' core component products, and, therefore, are generally considered an underutilized byproduct.

It is VUSA's intention, directly or indirectly, to conduct manufacturing and clinical operations and to seek FDA approval to market its products for the treatment of one or more medical conditions. In addition, it is VUSA's intention, subject to approval by its Board of Directors, to eventually list its shares of common stock either on the OTC bulletin board or, upon qualifying, on NASDAQ.

ABC has agreed to collaborate with Viragen and VUSA to put Buffycoats to humanitarian use by establishing a program under which IBCs that are members of ABC may supply Buffycoats to VUSA on a preferential basis for manufacture into certain products by or on behalf of VUSA (and its Affiliates and sublicensees) including the manufacture of Omniferon(TM), Viragen's second-generation natural human alpha interferon product. Omniferon is being developed for use in the potential treatment of various life threatening and debilitating diseases, including HIV/AIDS, hepatitis B & C, multiple sclerosis and cancer.

                                  DEFINITIONS

"Affiliate" means any Person in which Viragen or its successor has, directly or indirectly, an ownership interest of 20 percent or more. A "Non-Affiliate Person" shall mean a Person which is not an Affiliate.

"Available Supply" shall mean during any forecast period either the greater of the number of Buffycoats (i) that are actually manufactured by a PIBC in the prior forecast period, or (ii) that could be reasonably manufactured by a PIBC during that current forecast period through the exercise of good faith commercial diligence, taking into account source material supply and good manufacturing practices. The Available Supply shall be determined before any reductions of inventory for obligations to any Person other than VUSA; provided, that human source leukocytes retained under Section 2.4 herein shall be excluded from Available Supply.

"Buffycoat(s)" shall mean individual shipping units of packaged human source leukocytes produced by ABC members from whole blood unit collections, or from other means, including filtration and pheresis.

"Buffycoat Capacity" shall mean the total number of whole blood units that are or reasonably could be drawn, processed or otherwise obtained by all PIBC establishments, including the Buffycoat Facilities.

"Buffycoat Facility(ies)" shall mean any PIBCs' blood collection, processing, fractionation, laboratory and testing facilities, as may be designated or required to produce and deliver Buffycoats to VUSA's Sites.



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* The information redacted herefrom is the subject of a Confidentiality Request submitted to the Securities and Exchange Commission.
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"Commercialization" and "Commercially" shall mean with respect to Omniferon or other product, the distribution, marketing and sale of Omniferon (or other product) under an unrestricted approved NDA or similar FDA approval (i.e.,
BLA).

"Confidential Information" with respect to VUSA and Viragen and their Affiliates shall mean all commercially important information maintained by or on behalf of Viragen or VUSA or their Affiliates as confidential that is (i) disclosed directly or indirectly to ABC or to the PIBCs or IBCs, whether in written, oral, electronic, visual or other form, or (ii) developed in connection with or arises out of the activities performed under this Agreement or through the use of or access to such confidential information, including but not limited to manufacturing or other information pertaining to the Buffycoats provided to ABC or to the PIBCs or IBCs. Confidential Information shall include, but is not limited to the following: (i) discoveries, inventions, unpublished works, research results, methods and data; (ii) specifications (including the Specifications as defined herein), designs, uses, testing or manufacturing methods, procedures or data, programming, and performance characteristics for current or future products, materials and equipment used in connection therewith; (iii) technical, business, regulatory, market and economic, commercialization, development, and research methods, plans, strategies and information; (iv) unfiled or pending patent, copyright, trademark and other intellectual property rights applications or disclosures; and (v) other trade secrets and know-how.

"Confidential Information" with respect to ABC and the PIBCs shall with mean all commercially important information maintained by or on behalf ABC or the PIBCs as confidential that is disclosed directly or indirectly to VUSA, Viragen or their Affiliates, whether in written, oral, electronic, visual or other form. Confidential Information shall include, but is not limited to the following: (i) discoveries, inventions, unpublished works, research results, methods and data; (ii) specifications, designs, uses, testing or manufacturing methods, procedures or data, programming, and performance characteristics for current or future products, materials and equipment used in connection therewith; (iii) technical, business, regulatory, market and economic, commercialization, development, and research methods, plans, strategies and information; (iv) unfiled or pending patent, copyright, trademark and other intellectual property rights applications or disclosures; and (v) other trade secrets and know-how. The ABC and PIBCs Confidential Information shall not include any information, including information pertaining to manufacture of Buffycoats provided under this Agreement, which is defined above as the VUSA and/or Viragen Confidential Information.

"Effective Date" shall mean July 31, 1998.

"IBC" shall mean a non-profit independent blood center that is a member of ABC.

"No-Fault Recall" shall mean a recall by any PIBC (or any revocation of acceptance by VUSA) of Buffycoats that were manufactured in accordance with this Agreement and the Specifications, that is made because such Buffycoats after delivery to VUSA were determined to be unsuitable for manufacture into parenteral use products if such recall or revocation is not initiated because of events arising from the PIBC's breach of its obligations under this Agreement.

"Net Revenues" shall mean VUSA's gross revenues less standard allowances and deductions for credits, returns, bad debts, reserves, and other such holdbacks, in accordance with GAAP.

"Omniferon" shall mean VUSA's human leukocyte-derived interferon product, or any modifications or improvements thereto or derivative thereof.

"Person" shall mean any individual, partnership, corporation, trust or other legal entity.

"PIBC" shall mean a non-profit independent blood center that is a member of ABC and that has entered into a Subagreement to provide Buffycoats to VUSA.





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"PIBC Establishment" shall mean any facility owned, operated or controlled by a
PIBC or its Affiliates that draws, processes or otherwise obtains blood and blood products (including pheresis) that could be used in the manufacture of Buffycoats.

"Site" shall mean VUSA designated facility or facilities operated for the manufacture of or Omniferon or Other Products.

"Specifications" shall mean the confidential requirements for Buffycoat collection, handling, and processing, as set forth in Exhibit 1, or such other requirements as may be adopted in accordance with 4.10 or 4.11. The Specifications for any shipment of Buffycoats shall be those Specifications in effect at the time such shipment is ordered, unless the parties specifically agreed otherwise in writing.

"Subagreement" shall mean an agreement between a PIBC and VUSA in the form attached as Exhibit 2.

                                   COVENANTS

1.       ABC LOGISTICS OBLIGATIONS.

1.1 Recruiting PIBCs. ABC shall use its best efforts during the term of the Agreement to recruit and cause the maximum number of IBCs to become PIBCs.

1.2 Acceptance of PIBCs. VUSA shall accept and enter into a Subagreement with any IBC recruited by ABC, provided that the PIBC (a) meets all FDA and other federal, state and local government regulatory requirements to be a supplier of Buffycoats to VUSA, (b) is not under a notice of intent to revoke or has received notice of intent to revoke its FDA authority to be a supplier of Buffycoats, and (c) demonstrates its ability, to VUSA's reasonable satisfaction, to meet the Specifications; and (d) is willing and able to enter into and perform its obligations under the Subagreement. VUSA shall not be obligated to enter into a Subagreement with any PIBC that is subject to threatened with material and unresolved adverse regulatory findings or actions by FDA or other authority, or that is under or threatened with insolvency or bankruptcy or other adverse actions of its creditors.

1.3 Coordination of Production and Delivery of Buffycoats. ABC will perform logistical and other services ("Services") under this Agreement, particularly, acting as an interface between VUSA and the PIBCs. ABC's Services shall include, but not be limited to, preparation and coordination of supply forecasts, purchase orders and shipments, billings and payments, communications, accounting and financial audits, document retention, and allocation of VUSA purchase orders among PIBCs. No later than 10 days before the commencement of a calendar quarter, ABC will advise VUSA of the PIBCs that are expected to be fulfilling that quarter's purchase order for Buffycoats and the estimated number of Buffycoats that will be shipped by each PIBC. VUSA, ABC, and the PIBCs will cooperate to ensure that the Buffycoats purchased and sold by PIBCs are shipped in an orderly manner so as to allow both VUSA and the PIBCs to conduct their operations in the most efficient manner. In determining which PIBCs will fulfill a particular purchase order, ABC intends not to discriminate among PIBCs; provided, however, that ABC shall use its good faith best efforts to coordinate shipments to minimize the number of PIBCs shipping Buffycoats to a particular VUSA facility at or about the same time and the transportation costs incurred (e.g., freight and insurance). ABC shall (i) give VUSA timely notice if a PIBC that was to deliver Buffycoats to VUSA is unable to fulfill such order, and (ii) use its best efforts to promptly fulfill the undelivered portion of that order from another PIBC.

1.4 Compensation of ABC for Logistical and Other Services. As compensation for ABC's Services, at the end of each calendar quarter, VUSA shall pay ABC the following: (a) reimbursement of the actual, incremental costs of these Services during the prior quarter, including but not limited to personnel costs, long-distance telephone costs, and facsimile and express mailing costs (provided they do not exceed the budget by more than 10%); and (b) a reimbursement of $0.10 for each Buffycoat supplied under the





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Agreement during the prior quarter (to cover costs previously incurred). The
$0.10 per Buffycoat reimbursement under "1.4(b)" will continue only until the sum of $25,000 has been paid under 1.4(b). ABC shall provide advance annual budgets to VUSA (with quarterly reviews) for the Services anticipated, and VUSA shall have the right in advance to decline Services that it does not wish ABC to perform. Payments to ABC under this paragraph shall be made within 30 days of the end of the quarter or within 30 days of receiving ABC's invoice, whichever is later.

2.       BUFFYCOAT SUPPLY.

2.1 First and Preferential Access. During the term of the Agreement, and subject to the provisions of 2.4, VUSA shall have First And Preferential Access to all Buffycoats harvestable by each PIBC from its blood or blood component collections (including from filtration) to meet VUSA's clinical, research and development, and commercial production needs. "First And Preferential Access" means the following: (a) ABC and/or each PIBC shall not enter into any contract or arrangement that conflicts with or negates the PIBCs ability during the term of the Agreement to fulfill a potential VUSA purchase order for Buffycoats; and
(b) each PIBC shall give priority to fulfillment of VUSA's existing orders for Buffycoats.

2.2 Use of Buffycoats. VUSA shall not be restricted in the use of Buffycoats obtained from the PIBCs, provided, however, Buffycoats may not be resold by VUSA (except to Viragen or a VUSA or Viragen Affiliate for use by Viragen or such Affiliate and not further re-sale as unprocessed Buffycoats).

2.3 Harvesting of Buffycoats. Each PIBC agrees to harvest and deliver the Buffycoats in accordance with FDA requirements and guidelines, including applicable Good Manufacturing Practices ("GMP"), and the Specifications.

2.4 Exceptions to First and Preferential Access. VUSA's First And Preferential Access shall be subject to the right of each PIBC during the term of the Agreement (a) to retain human source leukocytes to supply hospitals solely for the purpose of direct transfusions for patient treatment and (b) to meet the preexisting contractual obligations set forth as an Exhibit to each PIBC Subagreement. Each PIBC agrees not to expand any of the obligations set forth in third party agreements listed in such Exhibit (unless such third party agreement requires such expansion). Unless otherwise prohibited from doing so, each PIBC agrees to provide VUSA, for informational purposes, with historical and current data on Buffycoats supplied for the purpose of direct transfusions in patient treatment and pursuant to pre-existing contractual obligations.

2.5 Supply of Buffycoats to Other Parties. Each PIBC shall have the right to supply other parties with Buffycoats provided that such supply does not interfere with VUSA's First And Preferential Access.

2.6 Buffycoat Production from Pheresis Collections. Each PIBC shall use its best efforts to undertake to supplement Buffycoat production with Buffycoats from pheresis collections, if requested by VUSA and subject to the PIBCs reasonable consent, provided, however, there are no regulatory impediments or material negative consequences to the production of other blood components or other aspects of the PIBCs operations.

2.7 Buffycoat Testing. The PIBC shall conduct transmissible disease testing on all Buffycoats, and source materials, in accordance with FDA and other federal, state and local requirements, guidelines and recommendations.

2.8 Non-compete. During the term of this Agreement and for one year thereafter (and in the case of termination by VUSA or Viragen on account of a material breach by ABC or any PIBC for no less than the expected initial term of this Agreement, or if the initial term has expired, for three years from the date of termination), neither ABC nor any PIBC shall engage directly, or indirectly, in the research, development, production or commercialization of any Buffycoat or white blood cell-derived product or interferon





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products or derivatives, or methods of making or using same; provided, however, that nothing herein shall prohibit ABC or any PIBC from reselling an interferon product.

2.9 Sublicense. VUSA shall grant a sublicense to each PIBC, at no cost, to use VUSA's Specifications for the purposes of performing this Agreement and the Subagreements.

2.10 Obtaining Buffycoats from Other Parties. Subject to the other terms and conditions of the Agreement, Viragen, VUSA and/or Affiliates may obtain Buffycoats from other parties, provided, however, that (i) Viragen, VUSA and/or their Affiliates may not give priority or preference in ordering to any other U.S. source of Buffycoats, (ii) VUSA may not give priority or preference in ordering to any other source of Buffycoats, and (iii) during the first 24 months after the Effective Date, Viragen, VUSA and Affiliates agree that at least *_________ of Buffycoats utilized by them in the United States shall be ordered from PIBCs pursuant to this Agreement.

2.11 MFN for Purchases from ABC Members. Viragen and/or its Affiliates will not obtain Buffycoats from any ABC member for greater aggregate compensation per Buffycoat than is provided in this Agreement (taking into account all forms of compensation to be received by the PIBCs).

2.12 No MFN for U.S. Source Buffycoats Given to a Non-ABC Member. Viragen and VUSA represent and covenant that they have not given and will not give a "most favored nation clause" for U.S. source Buffycoats to any non-ABC member.

2.13 Training and Education. VUSA shall provide reasonable and necessary training and education on the Specifications at VUSA's expense to each PIBC, including on-site training at VUSA's expense where reasonably necessary. Such training and education shall be provided before the PIBC harvests Buffycoats under this Agreement, and thereafter as reasonably required on an as needed basis.

3.       FORECASTS AND ORDERS.

3.1 Rolling Forecasts. VUSA shall provide ABC with rolling quarterly forecasts of VUSA's Buffycoat requirements ("Rolling Requirements Forecast") from the PIBCs for the three calendar quarters that follow the next immediate calendar quarter. Such Rolling Requirements Forecasts shall be provided 30 days before the start of the next immediate calendar quarter, for the term of the Agreement. (Example: on or before February 28, 1999, VUSA shall provide ABC with forecasts of its Buffycoat requirements for July-September 1999, October-December 1999, and January-March 2000.)

3.2 Purchase Orders. Along with the Rolling Requirements Forecast, VUSA shall submit a purchase order for the quantity of Buffycoats to be supplied by the PIBCs during the next immediate calendar quarter. (Example: on or before February 28, 1999, VUSA shall provide ABC with a purchase order for Buffycoats for April-June 1999.). The parties agree that prior to the date an NDA for Omniferon becomes approved by FDA they will negotiate in good faith to reach an agreement on minimum Buffycoat purchase commitment by VUSA during the period of Omniferon Commercialization, which minimum purchase commitment shall be consistent with Sections 2.10(i) and 2.10(ii).

3.3 ABC/PIBC Forecasts. Upon the Effective Date and thereafter during the Term, at least thirty (30) days before the start of the each subsequent calendar quarter, ABC shall provide VUSA with good faith rolling quarterly forecasts of ABC/PIBCs anticipated Available Supply for each of the subsequent four calendar quarters (the "Rolling Supply Forecast"). The forecast made in the Rolling Supply Forecast of anticipated PIBC Available Supply for the calendar quarter immediately subsequent to the quarter following the date the Rolling Forecast is provided shall be the "Confirmed Supply Forecast".

3.4 Taking Title to and Payment for Buffycoats. During the term of this Agreement, VUSA shall be obligated to pay for and take title to and possession of all acceptable Buffycoats that conform to the






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Specifications, ordered by VUSA and produced and delivered by each PIBC in accordance with this Agreement; provided that all such Buffycoats shall be free of all liens, security interests and third party interests upon delivery.

3.5 Variations Between Forecast and Order. VUSA may order an amount that is no more than 25% greater or lesser than the applicable Rolling Requirements Forecast; provided that in no event shall any order exceed, in the aggregate, the ABC/PIBC Confirmed Supply Forecast.

3.6 Variations Between Forecasts. VUSA may not submit a Rolling Requirements Forecast that is less than 75% of the last quarterly Rolling Supply Forecast submitted for that quarter. Additionally, subject to Section 3.7, VUSA may not submit a Rolling Requirements Forecast that is greater than 125% of the last quarterly Rolling Requirements Forecast submitted for that quarter. (Example:
When VUSA submits its Rolling Requirements Forecasts on or before February 28, 1999, the Rolling Requirements Forecast for July-September 1999 may not, except as provided in this Agreement, deviate more than 25% (upward or downward) from the Rolling Requirements Forecast that was submitted on or before November 30, 1998 for that quarter.)

3.7 Additional Variations. ABC and the PIBCs shall use their best efforts to fulfill VUSA purchase orders or quarterly forecasts for amounts greater than permitted in 3.5 and 3.6; provided, however, that nothing in this Agreement shall prohibit any PIBC from honoring any prior documented agreement with a third party to sell Buffycoats to such third party that was made prior to a VUSA forecast for such Buffycoats.

4.       COMPENSATION FOR BUFFYCOATS.

4.1 Cost Reimbursement. VUSA will reimburse each PIBC, through ABC, on a per Buffycoat basis for all incremental costs, if any, that each PIBC may incur in producing Buffycoats for VUSA to VUSA Specifications. Incremental costs shall be defined as conversion of facilities, protocols, and training of personnel, if necessary, to produce Buffycoats for VUSA, and direct material, labor, and overhead costs directly attributable to Buffycoat production and supply under VUSA Specifications; provided, that the maximum budget for each PIBC for all such incremental costs for that PIBC shall be specifically agreed upon by the parties in writing before being incurred, and shall not thereafter be exceeded except with the parties' mutual agreement. Incremental costs shall include the net value (profit) of any other blood components (e.g., plasma) lost by a PIBC due to the its production of Buffycoats to the extent that such other blood component could have been actually sold by such PIBC.

4.2 Interim Cost Reimbursement. The interim cost reimbursement shall be --- per Buffycoat, excluding ABC's fee as specified in Section 1.4 herein. This reimbursement rate shall be used for the first twenty-four (24) months from the Effective Date of the Agreement.

4.3 Independent Audit and Analysis of Buffycoat Production Costs. The parties agree that, no later than 18 months after the Effective Date, the parties shall select a mutually agreeable independent, national certified public accounting firm to conduct a reasonable analysis and audit of incremental Buffycoat production costs as defined herein in order to derive a per Buffycoat cost to be used under the Agreement. The evaluation, analysis and audit criteria shall be specified by mutual agreement of the parties hereto. In the event that the parties are not then able to resolve any differences as to the appropriate per Buffycoat cost to be used, the matter shall be arbitrated in accordance with the dispute resolution provisions of this Agreement.

4.4 Transportation Costs. Buffycoats shall be shipped freight and insurance prepaid FOB VUSA designated location. Incremental transportation costs for Buffycoats from the PIBCs to VUSA's facilities





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shall be the responsibility of VUSA, and are not included in the interim cost reimbursement stated in 4.2. Insurance on each shipment shall be for the benefit of the PIBC initiating such shipment.

4.5 Royalties on Buffycoats Not Used Commercially. In addition to cost reimbursements as specified herein, for any Buffycoats that are not used to produce Omniferon or other products that are ultimately sold Commercially, directly or indirectly, to a Non-Affiliate Person, each PIBC, through ABC, shall receive a cash payment for each conforming Buffycoat delivered to VUSA by that PIBC in the form of a royalty equal to *_____ of the estimated Net Revenues that VUSA could reasonably have realized from the sale of the marketable Omniferon that reasonably could have been produced from such Buffycoat, regardless of whether or not VUSA actually receives any revenues from the sale or use of such product, or *_____ per Buffycoat, whichever is higher.

4.6 Royalties on Buffycoats Used Commercially. Where conforming PIBC supplied Buffycoats are used to produce Omniferon that is ultimately sold Commercially, directly or indirectly, to a Non-Affiliate Person, each PIBC, through ABC, shall receive *_____ of the actual Net Revenues realized from the sale of Omniferon to such Non-Affiliate Person, to the extent that such Net Revenues are allocable to the Buffycoats delivered by each such PIBC, or *_____ per Buffycoat, whichever is higher.

4.7 Other Product Royalties. Should VUSA develop and manufacture products derived from the Buffycoats other than Omniferon ("Other Products"), the royalty rate applicable to such Buffycoats shall be that amount that would be due had the Buffycoats been used to manufacture Omniferon instead of the Other Products, taking into account the typical net marketable quantity of Omniferon then obtained from a Buffycoat (e.g., considering manufacturing yields, cGMP testing requirements) and net revenues then realized from such Omniferon.

4.8 Time for Payment. Payments for each PIBC for minimum royalties and cost reimbursements shall be made to ABC no later than 30 days from the date of acceptance (as specified in Section 5 herein) by VUSA or the date of invoicing, whichever is later. VUSA shall make any adjustment of the royalty payment (for royalties due in excess of the minimum) no later than 90 days after the end of the quarter. VUSA shall pay interest on any wrongfully unpaid amounts at the rate of 1% per month for each month beyond the due date applicable to such amounts. All payments shall be itemized by VUSA with regards to basis of the amount paid (e.g., royalty or reimbursement and the PIBCs and Buffycoat shipments to which the payment relates).

4.9 Other VUSA Royalty Obligations. ABC and the PIBCs acknowledge that (a) VUSA is obligated to pay a royalty to Viragen (Scotland) Ltd. of two percent (2%) of VUSA's net revenues (as such term is defined in the license agreement between VUSA and Viragen) derived from the sale of Omniferon and (b) VUSA is obligated to pay a minimum royalty to Viragen of $2,000,000 annually for the exclusive license in the U.S. to the Specifications and related know-how and the exclusive manufacturing, marketing and distribution rights for Omniferon in the U.S., as set forth in the license agreement between VUSA and Viragen, which royalty payments commence with the date of the first use of the Specifications and related know-how by or on behalf of VUSA.

4.10 Changes in Specifications or Method of Harvesting Buffycoats. VUSA may reasonably request that the Specifications be modified or that one or more PIBCs change their method of harvesting Buffycoats, for example, by employing a technology upgrade. Any such modifications or changes shall be in writing and shall require the consent of ABC and the affected PIBCs, which consent shall not be unreasonably withheld, provided that: (a) reasonable advance notice is given; (b) VUSA reimburses the PIBC for its non-recurring costs (including equipment and training costs) of such modification or change; and (c) if the modification or change results in change in ongoing costs, VUSA and ABC and the PIBCs shall agree to make a corresponding change in the interim cost reimbursement (if applicable) or the actual cost reimbursement.



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4.11 New Tests or Procedures. In the event that FDA or industry standards requires the PIBCs to perform new tests or procedures that materially increase the incremental costs of producing Buffycoats (as defined herein), the parties shall negotiate an appropriate adjustment of the interim or actual cost reimbursement to cover such change in costs.

5.       SHIPMENT AND ACCEPTANCE OF BUFFYCOATS.

5.1 Shipment of Buffycoats. Buffycoats shall be shipped at VUSA's expense from the PIBC to VUSA's designated sites in such manner as VUSA and ABC shall agree upon in writing, and in accordance with the Specifications.

5.2 Certificate. VUSA shall not be required to accept Buffycoats shipped by a PIBC unless and until VUSA receives a certificate of analysis that sets forth all test results for each such shipment and certifies that the shipment of Buffycoats conforms with the Specifications, and the date and time when and the location where such blood unit used to manufacture the Buffycoat was drawn from a blood donor, and each PIBC shall provide such certificate of analysis with each shipment of Buffycoats.

5.3 Rejection of Buffycoats. No later than five (5) business days after VUSA receives the certificate of analysis described in 5.2, VUSA may reject any Buffycoats that (i) do not conform to the Specifications, or (ii) that were not manufactured in accordance with this Agreement, or (iii) that are otherwise reasonably determined not to be suitable for use in the manufacture of parenteral human therapeutic products, (including, but not limited to, such Buffycoats failing VUSA acceptance testing). Additionally, VUSA may revoke acceptances because of any event in categories (i), (ii) or (iii) above that could not reasonably have been known at the time of acceptance, including, but not limited its reliance on an inaccurate certificate of analysis, or later discovery of adverse findings of regulatory compliance and quality assurance audits or inspections of Buffycoat Facilities by VUSA or government agencies. VUSA shall promptly notify ABC and the PIBC supplying shipments VUSA intends to reject or revoke the acceptance of and the reasons for such rejection or revocation.

5.4 Recalls by PIBC. Each PIBC shall immediately notify VUSA of any information regarding a shipment of Buffycoats from that PIBC that would reasonably suggest that it does not conform with Specifications or otherwise should not be used for the manufacture of parenteral use products, in which case such lots of Buffycoats shall be deemed rejected and any prior acceptance if any shall be deemed revoked. Such notification shall be promptly confirmed in writing if first given by other means.

5.5 Rejected or Recalled Buffycoats. Any Buffycoats not accepted by VUSA, or whose acceptance has been revoked, shall be destroyed by VUSA in accordance with all applicable laws and VUSA's standard operating procedures (or, if timely requested by the PIBC, returned to the PIBC at the PIBC's risk and expense).

5.6 Reimbursement of Rejection and Recall Costs. In the event that VUSA rightfully rejects or revokes the acceptance of, or any PIBC recalls any Buffycoats, the PIBC supplying such Buffycoats shall be responsible for and reimburse VUSA for all costs, liabilities and losses incurred by VUSA in connection with destruction or return of such Buffycoats and the manufacture and distribution of products made from Buffycoats that are subject to such recall ("Recall Costs"), and for any amount paid ABC or the PIBCs by VUSA for such Buffycoats or, if such Buffycoats cannot be promptly replaced, the cost of cover ("Refund Amounts"). The PIBC supplying such Buffycoats shall promptly (a) refund to VUSA or credit the VUSA account with the amount of the Recall Costs, and (b) as requested by VUSA, refund to or credit the VUSA account with the amount of the Refund Amounts, or replace the rejected Buffycoats. Notwithstanding the foregoing, no PIBC shall be obligated to pay VUSA any Recall Costs or Refund Amounts incurred as a result of a No-Fault Recall. ABC shall cooperate with VUSA in fulfilling VUSA's rights to obtain Refund Amounts and Recall Costs as set forth in this Section 5.6, including, without




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limitation, implementing holdbacks, set-offs or refunds against any payments owed to a PIBC which itself owes VUSA such Recall Costs or Refund Amounts. In no event shall VUSA withhold any payments to ABC that relate to one PIBC's supply of Buffycoats because of amounts claimed due from another PIBC.

6.       EQUITY INTEREST; SHAREHOLDER PROVISIONS.

6.1 Shares to Be Received by ABC. Upon the expiration of 24 months from the Effective Date, or whenever the interim cost reimbursement is replaced by an actual incremental cost reimbursement, whichever is sooner, ABC shall receive 100,000 shares of VUSA common stock ("Shares") as an advance on the first Buffycoat delivery milestone, unless ABC has already received 100,000 such Shares based on 6.2. ABC may, subject to the terms of this Agreement, ultimately receive an equity participation of one (1) million Shares (including the 100,000 shares described above) based on an aggregate delivery of 5,000,000 Buffycoats by the PIBCs.

6.2 Issuance of Shares. Fully-paid and non-assessable Shares that are free and clear of all encumbrances except for those restrictions set forth in this Agreement, Exhibit 3 and Exhibit 4, shall be issued to ABC within 90 days of the end of each calendar year in increments of 100,000 Shares based on a formula of 100,000 Shares per 500,000 conforming Buffycoats delivered by PIBCs.

6.3 Transfer of Shares by ABC. Shares may be transferred upon receipt, or at a later date, from ABC to PIBCs; however, ABC shall pay the actual out-of-pocket costs associated with transfers that occur at a later date.

6.4 VUSA's Capital Structure. As of the Effective Date, VUSA's authorized capital consists of 10,000,000 Shares of common stock, $0.01 par value, of which 5,333,333 Shares are issued and outstanding.

6.5 Stockholder's Agreement. VUSA and ABC agree, simultaneous with the first issuance of VUSA Shares to ABC, to enter into a mutually agreeable Stockholders Agreement (including the execution of an Investment letter satisfactory to VUSA's legal counsel), a copy of which will be attached as Exhibit 3 upon its execution.

6.6 Listing of VUSA Shares. In the event that VUSA effects a public registration and offering of its common stock, it shall include at VUSA's expense and ABC's request all or part the common stock conveyed to ABC under this Agreement. In the event that VUSA fails to effect a public registration and offering of its common stock, including the common stock conveyed to ABC under this Agreement within three (3) years of the Effective Date, ABC and the PIBCs shall have the right in accordance with applicable law to exchange their Shares of VUSA common stock to the common stock of Viragen having the same fair market value at the time of exchange. The fair market value for the Shares shall be based on an independent evaluation, performed by qualified persons approved by the VUSA Board of Directors and ABC. The fair market value of the Viragen stock shall be based on the average closing price of Viragen stock during a period beginning ninety-five trading days before the conversion date and ending five days before the conversion date. Prior to any public registration and offering or exchange, VUSA agrees to (i) provide ABC or its designated director or observer (if there is one) reasonable financial information on VUSA on at least a quarterly basis which ABC agrees to hold in confidence in accordance with this Agreement and (ii) at all times reserve and keep available, solely for issuance and delivery upon satisfaction of the conditions for delivery set forth in this Agreement, the number of Shares issuable to ABC hereunder.

6.7 ABC Right to Designate One Board Member. During the term of this Agreement, but prior to the first issuance of VUSA shares to ABC, ABC may designate a non-voting observer to VUSA's Board of Directors. At such time as ABC and/or the PIBCs own stock in VUSA, ABC shall, at its election, have the







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

right to designate one voting director for VUSA's Board of Directors. The parties agree to vote their shares in accordance with Exhibit 4 to enable the election to the VUSA Board of any person so designated by ABC. Nothing herein shall require ABC to designate such persons, and nothing herein shall prevent ABC from designating such persons at any time after the Effective Date of the Agreement, provided, that all designees meet VUSA's Board members good and reasonable criteria as specified from time to time by VUSA. The ABC designated observer or Director shall be entitled to the same reimbursement for travel to board meetings as is provided to other VUSA Directors. The ABC designated Director shall be entitled to the same Director compensation, indemnification and director's and officers liability insurance as similarly situated VUSA Directors receive during the period that the ABC designated Director serves on the Board.

6.8 Fair Market Issuance. VUSA agrees that it shall not issue or sell (including as a dividend or other distribution on any class of stock) additional common stock, or securities convertible into such common stock, for a price below fair market value, as determined by the VUSA Board of Directors at the time of such issuance or sale, provided that such determination must be fair and reasonable.

7.       MARKETING AND DISTRIBUTION OF OMNIFERON.

The parties acknowledge that the PIBCs may be interested in distributing Omniferon to the hospital market in the U.S.. VUSA agrees to provide good faith consideration to any ABC proposal to distribute Omniferon to hospitals or clinics to which ABC or the PIBC distribute blood products, but VUSA shall have the right to negotiate and execute definitive marketing and distribution agreement (s) with any Person(s) and on any terms that VUSA determines in its sole discretion are appropriate. Notwithstanding the foregoing, VUSA agrees not to enter into a distribution only agreement with a blood center that is not a PIBC without first providing ABC with a good faith opportunity to negotiate distribution only rights for Omniferon on commercially reasonable terms; provided, however that VUSA, Viragen and their Affiliates are not obligated in any manner to enter into any such distribution, marketing or other agreements with ABC or any other Person.

8        INTELLECTUAL PROPERTY & CONFIDENTIAL INFORMATION.

8.1 Restricted Use of Confidential Information. Each party agrees that all Confidential Information disclosed to it shall be used by it during the Term and exclusively for the purpose of performing its obligations hereunder. ABC and the PIBCs shall use VUSA's Buffycoat Specifications and other Confidential Information during the Term for the sole purpose of supplying Buffycoats to VUSA and its designated Affiliates or other VUSA designees. The parties intend and agree that notwithstanding anything to the contrary in this Agreement, no course of conduct or future authorizations shall be, or be interpreted as being, an assignment or grant to ABC or the PIBCs of any right, title or interest in or license to the Specifications or any Confidential Information or any patent, trade secret, trade dress, copyright, trade mark, materials, or any other type of intellectual or personal property now or in the future owned or licensed by Viragen, VUSA or their Affiliates. It is agreed that ABC and the PIBCs compensation, access to VUSA Confidential Information and technical assistance under this Agreement is in part in consideration of the rights granted and obligations undertaken under this Section 7, and that this Section is a material and negotiated term of the Agreement.

8.2 Confidential Treatment. Each party shall protect the other party's Confidential Information from unauthorized use, access or disclosure and shall maintain such Confidential Information under conditions that would reasonably prevent such unauthorized use, access or disclosure (including effective controls over physical and electronic access). No party shall, without the prior written consent of the other party which it may withhold at its sole discretion, use, disclose, or permit the use or disclosure of such Confidential Information in any manner whatsoever in whole or in part, except: (i) only for performance of the party's obligations hereunder; and (ii) only to such employees and officers of the receiving party to






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

the extent that such employees or officers need to know the Confidential Information for performing the receiving party's obligations hereunder (and then only such Confidential Information as such employee or officer needs to know for performance of their assigned tasks); and (iii) all such employees and officers have been first informed of confidential nature and ownership of the Confidential Information and have first executed a written confidentiality and intellectual property assignment agreement enforceable by and satisfactory to the disclosing party.

8.3 Information Excluded. The receiving party's obligations shall not apply to any particular Confidential Information to the extent that the receiving party clearly and convincingly demonstrates that the particular Confidential
Information: (i) was in its possession prior to disclosure to it or its development through work performed under this Agreement; (ii) was generally and publicly known and accessible at the time of disclosure or thereafter through no fault of the receiving party; or (iii) was rightfully furnished to the receiving party on a non-confidential basis by a third party who was not directly or indirectly breaching any obligations or duties to ABC, the PIBCs, Viragen, VUSA or their Affiliates. The exceptions provided under this Section
8.3 shall not apply to any information that is considered to be Confidential Information by a party because of its selection, organization, aggregation, format, manner of presentation, or existence in electronic media.

8.4 Required Disclosure. Each party agrees that if it becomes legally compelled or obligated to disclose any of the other party's Confidential Information, it will provide such other party with prompt written notice and all lawful and reasonable assistance to enable the other party to seek a protective order or other appropriate remedy. If such protective order or other remedy is not timely obtained, the party compelled to make such disclosure shall only furnish that portion of the Confidential Information which, on the advice of counsel, it reasonably determines it is legally required to furnish and will use reasonable efforts to limit the scope of disclosure and obtain confidential treatment or protective orders for such disclosed Confidential Information.

8.5 Return on Termination & Notification of Misappropriation. Upon this Agreement's termination, each party shall return to the other party all Confidential Information acquired by it from such other party and all copies and abstracts thereof (whether in electronic, paper or other format). Each party agrees that it shall immediately notify the other party in writing of any suspected unauthorized disclosure or use of that party's Confidential Information in its possession, and shall take and assist such other party in taking all lawful means, including bringing and diligently prosecuting civil and criminal complaints, to abate such unauthorized use or disclosure.

8.6 New Inventions. From time to time, new improvements, modifications, materials, discoveries, works, marks, names, inventions, trade dress, and other intellectual property may be jointly or separately conceived, reduced to practice, invented, developed, discovered or made by the parties in connection with (i) the use of or access to the VUSA/Viragen Confidential Information, and/or the (ii) assistance of VUSA and Viragen employees, consultants and contractors, and/or (iii) work performed under this Agreement by the any of the parties (all of which are collectively the "New Inventions"). ABC or the PIBCs shall promptly inform VUSA in writing of all such New Inventions upon their creation and treat them as VUSA's Confidential Information. New Inventions do not include ABC's proprietary methods, procedures or technology, or improvements, or modifications thereof, to the extent not based on or derived from (i) the use of or access to the VUSA/Viragen Confidential Information, and/or the (ii) assistance of VUSA and Viragen employees, consultants and contractors.

     (i) OWNERSHIP OF NEW INVENTIONS. The parties agree that any and all New Inventions (whether or not they are patentable, copyrightable or otherwise protected under existing or future intellectual property rights) shall be entirely and exclusively owned by VUSA and are hereby entirely and irrevocably assigned (including all patents and copyrights) by ABC and the PIBCs to VUSA without reservation or further obligation or consideration that in any way relate to or arise out (i) of





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

          the use or access to the Confidential Information (specifically including but not limited to the Specifications and means of manufacturing human source leukocytes), trade secret or patent (including any unissued patent applications) or (ii) to any VUSA or Viragen current or contemplated product. VUSA will have the sole right to determine the treatment of such New Inventions, including the right to keep it as trade secrets, to file and execute patent applications on it, to use and disclose it without prior patent application, to file registrations for copyright or trade or other marks in its own name, or to follow any other procedure that VUSA deems appropriate. VUSA shall have the right to a worldwide, sublicenseable and exclusive, or at its election non-exclusive, license on commercially reasonable terms to any or all rights ABC or the PIBCs may have in all other New Inventions.

     (ii) ABC AND PIBC OBLIGATIONS. At VUSA's sole cost and expense, ABC and the PIBCs shall execute and provide, and shall cause its employees, officers, directors and contractors to execute and provide) all documents, testimony affidavits, and other reasonable acts and cooperation as may be necessary for perfection of VUSA's rights under this Agreement and for the filing, prosecution and enforcement of any patent applications or patents issued thereon. ABC and the PIBCs hereby grants the Secretary of VUSA, and his designee, its irrevocable power-of-attorney and hereby irrevocably appoints same as its agent to do all acts necessary and execute and file all such documents as necessary to perfect VUSA any rights, title and interests under this Section 8, including applying for and obtaining or registering patents, copyrights, licenses, trade and other marks, and to enforce VUSA's rights under this Section 8.

     (iii)SEPARATE RESEARCH AGREEMENTS; PIBC CONTRIBUTION. If any New Invention arises from a specific research program undertaken by the parties under a separate research agreement, the rights of the parties in and to such New Invention shall be in accordance with the terms of such separate research agreement. Without prejudice to VUSA's rights under
          Section 8.6, to the extent that any New Invention that is to be owned by VUSA under Section 8.6, has been conceived and reduced to practice entirely or substantially by PIBC employees, the parties shall in good faith discuss the extent, if any, to which the PIBC should be further compensated beyond the terms of this Agreement for its contribution to such New Invention.

8.7 Notification of Infringement. During the Term a party or a PIBC may become aware of (i) threatened or actual infringements or misappropriation by a third party of a proprietary rights or other property that such party knows to be owned or exclusively licensed by one of the other parties; or (ii) that may be brought by other Persons against the one of the other parties because of the activities performed under or in connection with this Agreement (collectively "Threatened Infringement or Threatened Action"). In the event that a party does become aware of any Threatened Infringement or Threatened Action, it shall inform the party owning such rights or so threatened in writing, and, at the written request and expense of the party owning such rights, shall cooperate fully and in good faith with the such party in defending or enforcing its rights and interests.

9.       OMNIFERON CLINICAL DEVELOPMENT AND REGULATORY.

9.1 Development of VUSA's Products. VUSA, Viragen and/or the Affiliates (and their assignees, contractors, and licensees) shall be responsible for the clinical development of VUSA's products (including Omniferon) including the preparation of clinical trial protocols, execution of clinical trials and obtaining regulatory approval for the commercialization of such products in the U.S., unless otherwise agreed upon by the parties in writing.

9.2 Support and Reference Rights. At VUSA's cost and expense, ABC and the PIBCs shall provide VUSA and its Affiliates and their designees with any information, documents, authorizations and rights of references to license applications, master files and other regulatory submissions, as may be necessary





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to support any state or federal regulatory or other submissions and approvals sought by VUSA (and its Affiliates and other designees) for the production testing and use of products made from the Buffycoats, including without limitation any applications for investigational use under 21 C.F.R. Part 312 or product and establishment licenses under 21 C.F.R. Part 601, and shall timely make all such submissions as may be necessary to carry out this agreement and the product development, testing, manufacture and commercialization contemplated under Sections 4.6 and 4.7 and this Agreement.

10.      TERM AND TERMINATION.

10.1 Term. The initial term of the Agreement shall expire ten (10) years from the Effective Date. Not later than 12 months prior to the expiration of this 10 year term, the parties shall negotiate in good faith the continuation of their business relationship on mutually satisfactory terms. If and only if those negotiations are unsuccessful, and there is no reasonable basis to believe that they will be successfully completed before the end of the term (and no interim extension can be reasonably negotiated), then no earlier than 120 days prior to the end of the initial 10 year term, ABC may send VUSA a written notice of deadlock. If negotiations are not essentially completed within 30 days of the delivery of such deadlock notice, then ABC may at that time initiate discussion and negotiations with other Persons regarding the first and preferential access to Buffycoats by such other Persons; provided, that prior to the end of that 30 day period ABC shall in no manner offer or discuss such rights with any Person other than VUSA.

10.2 Right to Terminate If No IND Accepted. ABC shall have the right to terminate the Agreement if at the end of 30 months from the Effective Date the U.S. Food and Drug Administration has not accepted an Investigational New Drug Application (IND) for Omniferon filed by or at the direction of VUSA or an Affiliate.

10.3 VUSA's Right to Terminate Based on Buffycoats/Available Supply. In the event that at any time after the second anniversary of the Effective Date, ABC and the PIBCs are unable to satisfy 90% of the VUSA Rolling Requirements Forecasts provided under Section 3.1 for any two calendar quarters in any four calendar quarter period, VUSA may terminate the Agreement on 90 days written notice. Upon termination, all outstanding orders, forecasts, and compensation for orders shall be honored as provided in the Agreement.

10.4 VUSA's Right to Reacquire Shares Issued to ABC and the PIBCs. In the event of any termination hereunder, except for a termination on account of a material breach by Viragen or VUSA, Viragen or VUSA may at its election repurchase any shares previously delivered or to be delivered under this Agreement at fair market value, such valuation to be determined in accordance with 6.6. Notice of intent to repurchase such shares must be given within 30 days of the termination.

10.5 ABC Failure to Perform. In the event ABC and the PIBCs fail to fulfill 90% VUSA's Buffycoat Purchase Orders in any two calendar quarters within any four calendar quarter period, VUSA may suspend or limit any unfilled, pending or future Purchase Orders, Purchase Forecasts and Rolling Forecasts until such time as ABC and the PIBCs have provided VUSA with satisfactory assurances that they will be able to fully meet it obligations for the remainder of the Term and during which period the obligations under Section 2.10 shall not be in effect.

10.6 Material Breach. ABC may terminate this Agreement, and each PIBC may terminate its Subagreement, in the event of VUSA's material breach of the terms of this Agreement or a Subagreement, respectively. VUSA may terminate this Agreement or any of its Subagreements upon a material breach by ABC or any PIBC, respectively. All such terminations shall become effective upon 90 days following delivery of a written notice, if the party so notified in of its breach does not within that 90 days period (i) cure such breach, or (ii) commence reasonable efforts to cure such material breach and complete the cure within a reasonable time thereafter; provided that VUSA may immediately suspend all





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shipments and reject all deliveries from any PIBC which is in actual or reasonably likely breach of Sections 5.4 or 11. No termination for any reason whatsoever, however, shall affect any obligation to pay money or take other actions, which a party may have incurred prior to the termination date, or any other remedy the parties may have an account of such breach.

10.7 Bankruptcy or Insolvency. A party may terminate this Agreement immediately upon the entry of a decree or order by a court having jurisdiction adjudging another party bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of such party, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of 60 days; or the commencement by such party of a voluntary case under any such law, as now or hereafter constituted, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any such law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or similar official of it or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such other party.

10.8 Effect of Termination. Termination, suspension, or expiration of this Agreement for any reason shall not relieve the parties of any obligation accruing prior thereto, nor affect or limit any other remedy otherwise available to the parties. The obligations and rights, of the parties under Sections 2.8, 5.3-5.6, 5.4, 8.1-8.6, 9.2, 10.4, 10.8, 14.1-14.4, 15.1-15.14,
and in Exhibits 3 and 4 relating to matters covered therein, shall survive the termination or expiration of this Agreement for any reason.

11.      REGULATORY COMPLIANCE

ABC and each PIBC agree to comply with all laws, rules, regulations, standards and practices required by the FDA (including cGMPs and the terms of any undissolved consent decrees) and all other governmental authorities governing their operations and other actions committed to be taken by them under the Agreement and the Subagreements, and to maintain all permits, licenses and approvals necessary to carry out their obligations under this Agreement and the Subagreements; provided, a failure to comply with such laws or regulations shall not be considered a material breach of this Agreement if such non-compliance would not materially affect the regulatory compliance or regulatory or other liabilities of the other parties, or VUSA's risks or ability to use the delivered Buffycoats. ABC and each PIBC agree to permit and cooperate with any audit of inspection by representatives of Viragen, VUSA, FDA or other governmental authorities conducted to assure the conformance of ABC and each PIBC with its obligations under this Agreement and the Subagreement and all applicable laws and regulations.

12.      VUSA AND VIRAGEN REPRESENTATIONS AND WARRANTIES.

VUSA and Viragen represent and warrant the following to ABC and the PIBCs:

12.1 Corporate Status. VUSA and Viragen are each corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware.

12.2 Omniferon. VUSA and Viragen have developed a natural interferon product called Omniferon, which they believe can be produced more economically than other natural interferon products, and they believe that no other company holds patent rights or other intellectual property rights that would prevent the Commercialization of Omniferon.

12.3 No Conflict. The execution of this Agreement by VUSA and Viragen does not, and the performance of this Agreement will not, (a) conflict with or violate its Articles of Incorporation or Bylaws,





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(b) conflict with or violate any laws or any order, award, judgment or decree of any Governmental Agency applicable to them or by which their properties are bound or affected, (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, insurance policy or other instrument or obligation to which either is a party, or by which either of them or their properties are bound or affected, or
(d) require any consent, approval, authorization or filing with or notification to any Governmental Agency or third party.

12.4 Non-Infringement. VUSA and Viragen warrant that neither of them shall during the Term wrongfully disclose or cause to be disclosed to ABC any third party trade secrets, and that the use by ABC of the Specifications or other Confidential Information disclosed by either of them shall not infringe or misappropriate any third party patent or trade secret, when such Confidential Information is used in accordance with this Agreement.

12.5 Guaranty. As an inducement to ABC to enter into this Agreement, and to the PIBCs to enter into Subagreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, until such time as VUSA is a publicly traded company, Viragen hereby agrees to guaranty the obligations of VUSA to ABC, and, where applicable, the PIBCs under Sections 1.4, 2.10, 2.11, 3.4, 4.1-4.2, 4.4-4.7, 4.10, and 14.1; provided that it may assert any defense, set-off or right that otherwise would be available to VUSA. The obligations of Viragen under this paragraph may be enforced directly against Viragen upon any default by VUSA, and without regard to any choice of any other remedy that may be selected. The parties agree that Viragen's obligations under or in relation to the Agreement shall extend only to those obligations guaranteed by it under this paragraph and such other obligations that are specifically and expressly stated in this Agreement as undertakings or warranties by Viragen.

13.      ABC AND PIBC REPRESENTATIONS AND WARRANTIES

ABC represents and warrants the following to VUSA and Viragen:

13.1 Corporate Status. ABC is a nonprofit corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona, and is authorized by its members Board of Trustees and its charter to take the actions required of it under the terms of this Agreement.

13.2 No Conflict. The execution of this Agreement by ABC does not, and the performance of this Agreement will not, (a) conflict with or violate its Articles of Incorporation or Bylaws, (b) conflict with or violate any laws or any order, award, judgment or decree of any Governmental Agency applicable to it or by which its properties are bound or affected, (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, insurance policy or other instrument or obligation to which ABC is a party, or by which ABC or its properties are bound or affected, or (d) require any consent, approval, authorization or filing with or notification to any Governmental Agency or third party, except in the case of clause (c) above for such conflicts which would not taken as a whole, have a material adverse effect upon ABC or its obligations hereunder.

13.3 ABC/PIBC Capacity and Available Supply. ABC represents and warrants that the annual aggregate Available Supply of the PIBCs is at least 500,000 Buffycoats upon the Effective Date and throughout the term of this Agreement, the maintaining of such minimum Available Supply level is an essential and material basis of the Agreement; provided that ABC shall not be in breach of this warranty if this level is not maintained because of VUSA's termination of a Subagreement because of a PIBC's breach of its warranty under Section 3.3 of that PIBC's Subagreement. ABC and each PIBCs represents and warrants that upon the Effective Date and thereafter during the Term, it shall use its best efforts to obtain, and thereafter maintain, all necessary approvals, license amendments and take other actions for







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the PIBC Establishments, so that such PIBC Establishments may be designated as
Buffycoat Facilities. ABC represents and warrants that it will use its best efforts to reasonably maximize its PIBC Available Supply in a timely manner.

13.4 Non-Infringement, Ability to Provide. ABC and each PIBC warrants that it shall not during the Term disclose or cause to be disclosed to Viragen or VUSA any third party trade secrets or any third party patent or proprietary rights, or use same in the manufacture of the Buffycoats under this Agreement, and shall not provide to VUSA any Buffycoats which have been manufactured using any process that infringes or misappropriates any third party patent or trade secret. ABC's and each PIBCs warranties under this Section 13.4 shall not extend to any procedure, Specification, method, Confidential Information or materials provided by VUSA, Viragen or their respective Affiliates.

14.      INDEMNIFICATION AND INSURANCE.

14.1 Indemnification by VUSA. VUSA agrees to indemnify, defend, and hold harmless ABC, the PIBCs, and their trustees, directors, officers, and employees from and against all liabilities, expenses (including court costs and reasonable attorneys' fees), and claims for bodily injury, death, or property damage, which they may incur, suffer, become liable for, or which may be asserted or claimed against them (all collectively "Claims") to the extent such Claims result from or arise out of: (a) any negligent or wrongful act or omission of VUSA, Viragen or their directors, officers, employees, contractors, or agents as a result of or while performing obligations hereunder, including any breach by VUSA, Viragen or Affiliates of their respective obligations, representations or warranties; (b) the development, manufacture, sale, distribution, or use of any product by VUSA, Viragen and/or Affiliates; or (c) any claim that any product or process used or provided by VUSA, Viragen or any Affiliate infringes the patent or trade secret rights of any other Person that is not a party to this Agreement or its Subagreements solely to the extent that such claim is brought against such indemnified person because of the supply of Buffycoats to VUSA under this Agreement or the use by them under this Agreement of such VUSA, Viragen or Affiliate product or process. Provided, however, that VUSA shall not be responsible to ABC, the PIBCs or any other indemnitee for Claims to the extent that such Claims arise from or are caused by any wrongful or negligent act or omission of ABC, the PIBCs, their trustees, directors, officers, employees or contractors, or other Persons under their control, including without limitation the failure of the Buffycoats provided under this Agreement to conform with the Specifications. The indemnity obligations in this paragraph shall not apply to amounts paid in settlement of such Claim if such settlement is effected without the written consent of VUSA (which consent shall not be unreasonably withheld).

14.2 Indemnification by the PIBCs. Each PIBC shall agree to indemnify, defend, and hold harmless Viragen, VUSA, and their directors, officers, and employees from and against all liabilities, expenses (including court costs and reasonable attorneys' fees), and claims for bodily injury, death, or property damage, which they may incur, suffer, become liable for, or which may be asserted or claimed against them (all collectively "Claims") to the extent such Claims result from or arise out of: (a) any negligent or wrongful act or omission of the PIBC or its trustees, directors, officers, employees, contractors or agents as a result of or while performing obligations hereunder;
(b) any failure of the Buffycoats provided under this Agreement and the Subagreement to conform with the Specifications or any breach by such PIBC of its obligations, representations or warranties; or (c) any claims of patent infringement or trade secret misappropriation solely to extent that such claim arises from the process or methods used by the PIBC other than such processes or methods provided by VUSA, Viragen or the Affiliates.. Provided, however, that the PIBC shall not be responsible to VUSA or any other Indemnitee for Claims to the extent that such Claims arise from or are caused by any wrongful or negligent act or omission of VUSA, Viragen, their trustees, directors, officers, employees or contractors, or other persons under their control (excluding any negligence in relying on a PIBC to perform its obligations, or in relying on any PIBC's certificate of analysis or in the conduct of any quality assurance audits of a PIBC, or similar event). The indemnity obligations in this paragraph shall not apply to amounts paid in settlement of such Claim if such settlement is effected without the written consent of the PIBC (which consent shall not be unreasonably withheld).

14.3 Indemnification by ABC. ABC shall indemnify, defend, and hold harmless Viragen, VUSA, and their directors, officers, and employees from and against all liabilities, expenses (including court costs and reasonable attorneys' fees), and claims, which they may incur, suffer, become liable for, or which may be asserted or claimed against them (all collectively "Claims") to the extent such Claims result from or arise out of: (a) any negligent or wrongful act or omission of the ABC or its trustees, directors, officers, employees, contractors or agents as a result of or while performing obligations hereunder, or (b) for any breach of its warranties; provided, however, that ABC shall not be responsible to VUSA or any other indemnitee for Claims to the extent that such Claims arise from or are caused by any wrongful or negligent act or omission of VUSA, Viragen, their trustees, directors, officers, employees or contractors, or other persons under their control. The indemnity obligations in this paragraph shall not apply to amounts paid in settlement of such Claim if such settlement is effected without the written consent of the ABC (which consent shall not be unreasonably withheld).

14.4 Indemnification Procedures. As am obligation of the indemnification due under this Agreement or otherwise, an Indemnified party must: (i) notify the indemnifying party in writing promptly, and in such period that does not materially affect the ability of indemnitor to effectively respond, of any complaint, claim or injury relating to any loss subject or that may be subject to this indemnification; (ii) provide the indemnifying party with sole control over the investigation, defense and settlement of any such complaint or claim(s), including the sole right to select defense counsel and to direct the defense or settlement of any such claim or suit, and full right of subrogation of any Claims; and (iii) fully cooperate with the indemnifying party and its legal representatives in the investigation, defense and settlement of any Claim. The indemnification obligations may be undertaken by a party with a reservation of rights.

14.5 Insurance. No later than thirty (30) days before the delivery of Buffycoats under this Agreement, VUSA and each of the PIBCs shall maintain commercial general liability insurance, including property and casualty coverage and products liability coverage (or for VUSA clinical trials liability during periods prior to commercial sale of PIBC-derived products) in amounts no less than $1,000,000 per annual aggregate for property and general liability insurance with limits of not less than $1,000,000 per occurrence, and for $1,000,000 per annual aggregate for products liability, with limits of not less than $1,000,000 per occurrence and $1,000,000 per incident. Such insurance policies shall (a) be issued by an insurer having an A.M. Best rating of at least A-VIII or that is otherwise acceptable to the other party; (b) name the other party (and additionally either ABC or Viragen, whichever is appropriate) as an additional insured; (c) provide such party with thirty (30) days prior written notice of any cancellation, reduction or modification in its coverage, and (d) clearly covers or is endorsed to cover the use by VUSA of the Buffycoats and products made therefrom,. Each party will promptly provide the other with a certificate of coverage, policy specimen, endorsements, and statement of policy limitations and exclusions and any other reasonable evidence demonstrating the performance of its obligations under this paragraph upon reasonable request.

15.      MISCELLANEOUS TERMS.

15.1 Audits by ABC. ABC shall have the right to perform on a periodic basis reasonable audits, at its expense and on reasonable notice during regular business hours, of VUSA and Viragen to confirm their compliance with the terms and conditions of the Agreement including but not limited to 2.2, 2.10-2.12, 4.6-4.8, 5.3, 5.5-5.6, 6.6, and 7. At VUSA or Viragen's request and expense, such audits shall be carried out on a confidential basis by an independent auditor that is acceptable to the parties, and that may only provide a report of conclusions pertinent to the purpose of the applicable section(s) under which such audit was conducted, but shall not otherwise disclose any VUSA or Viragen Confidential Information.

15.2 Audits by VUSA. VUSA shall have the right to perform on a periodic basis reasonable audits, at its expense and on reasonable notice during regular business hours, of ABC and any PIBC to confirm their compliance with the terms and conditions of the Agreement and the Subagreement, including but not limited to the Specifications, 1.2, 1.4, 2.1, 2.3-2.5, 2.7-2.8, 3.3, 3.7, 4.4, 4.10,
4.11, 5.2-5.4, 5.6, 11, and 13.3, and in the determination of Buffycoat Capacity, Available Supply and Incremental Buffycoat Production Costs. At ABC's or any PIBC's request and expense, such audits shall be carried out on a confidential basis by an independent auditor that is acceptable to the parties, and that may only provide a report of conclusions pertinent to the purpose of the applicable section(s) under which such audit was conducted, but shall not otherwise disclose any ABC or PIBC Confidential Information.

15.3 Disclosures. The parties acknowledge and agree that Viragen and VUSA are, or may become, required under U.S. federal securities law to make public disclosure of events or activities material to their operations. This may take the form of press releases, securities filings and other oral or written communications. Unless otherwise required by law, the existence and terms and conditions of the Agreement shall remain confidential. Except as required by law, Viragen and VUSA shall not cause the name of ABC and/or any PIBC to be used in written publications or promotional information without the permission of ABC and/or the PIBC. Similarly, ABC and/or any PIBC shall not cause the name of Viragen and/or VUSA to be used in written publications or promotional information without the permission of Viragen and/or VUSA. Permission to use the other party's name shall not be unreasonably withheld.

15.4 Notices. Any and all notices, designations, consents, offers, acceptances or other communication provided herein or in the Subagreements shall be given in writing and delivered by hand or by recorded, registered or certified mail, return receipt requested, directed to the address shown below, unless notice of a change of address is furnished:

            IF TO ABC:                                           IF TO VUSA:
            America's Blood Centers                              Viragen U.S.A., Inc.
            725 15th St. N.W. Suite 700                          865 SW 78th Avenue,  Suite 100
            Washington, DC  20005                                Plantation, FL  33324
            ATTN: Jim MacPherson,                                ATTN: Charles Fistel,
            Executive Director                                   Executive Vice President
            Phone: 202-393-5725                                  Phone: 954-233-8746
            Fax: 202-393-1282                                    Fax: 954-233-1414

                                                                 IF TO VIRAGEN:
                                                                 Viragen, Inc.
                                                                 865 SW 78th Avenue
                                                                 Suite 100
                                                                 Plantation, FL  33324
                                                                 ATTN:  Gerald Smith, President
                                                                 Phone: 954-233-8746
                                                                 Fax: 954-233-1414

Communications may be faxed, provided that the fax is followed by a confirmation copy.

15.5 Entire Agreement. Except as expressly set forth herein, this Agreement together with its Exhibits constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements and undertakings, both written and oral, between the parties with respect to the subject matters covered in this Agreement and its Exhibits.

15.6 Headings and Statements of Materiality. Headings are for descriptive purposes only and do not constitute part of the Agreement. The identification of a term or warranty of this Agreement as being

"essential" or "material" is not intended to mean that other terms for which such statement is not made are not essential or material.

15.7 Non-Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder or under any Subagreement, shall be assigned by any party hereto without the prior written consent of the other party; provided, that (a) the rights, but not the obligations, of a party herein may be assigned to one or more of such party's affiliates, (b) any party may cause any affiliate to perform on its behalf any of such party's obligations, and (c) any party may assign all of its rights and obligations to any purchaser of all or substantially all of the assets of that party. No assignment shall relieve any party of responsibility for any obligation hereunder.

15.8 Third-Party Beneficiaries. This Agreement and all of the provisions hereof and of its Subagreement shall be binding upon and inure solely to the benefit of each party hereto (including the PIBCs of each Subagreement), and any successors in interest. Nothing in this Agreement and the Subagreements, express or implied, is intended to or shall confer upon any other person (i.e., other than the parties and the PIBCs) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

15.9 Independent Contractor. Each of the parties, and each PIBC, is performing its duties hereunder and under the Subagreements as an independent contractor, and nothing herein or in the Subagreements is intended to or shall create any association, affiliation, partnership, joint venture, agency or other relationship between the parties, except that ABC shall act as an agent of the PIBCs to the extent the Agreement so provides.

15.10 VUSA and Viragen Business. VUSA, Viragen and their Affiliates shall have the right to manage, merge, acquire or engage in any legal enterprise or invest in any entity in the healthcare, blood-related or other industries. Subject to the provisions of this Agreement, VUSA, Viragen and their Affiliates shall at all times have the right in their sole and absolute discretion and without notice, to enter into Buffycoat supply agreements or arrangements with any Person.

15.11 Choice of Law; Alternative Dispute Resolution. This Agreement and all Subagreements shall be governed by, and construed in accordance with, the laws of the District of Columbia, except that matters related to corporate governance, stockholders' rights, offering or transfer of stock or other interests shall be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflict of laws principles. The parties agree to use good faith best efforts to resolve disputes prior to the filing of any action or claim. Any action or claim shall be subject to binding arbitration conducted in the Washington, DC, before the American Arbitration Association in accordance with its arbitration rules or as modified by written agreement of the parties. Each party acknowledges and agrees that any breach or threatened breach by any party of the provisions of this Agreement, or the Subagreements, would cause immediate and irreparable harm to the other party(ies), and that the resulting damages and injuries to such other party would be irremediable in terms of monetary damages and are incapable of being precisely measured. Accordingly, the parties agree that in the event of a breach or threatened breach, the other party(ies) shall be entitled to resort to judicial proceedings in aid of arbitration if interim injunctive relief from a court is necessary to prevent such irreparable harm. In the event that any action or claim is brought, the substantially prevailing party shall be entitled to recover its reasonable attorneys' fees.

15.12 Severability. If any term or provision of this Agreement or any Subagreement shall be deemed invalid or unenforceable, the remaining terms hereof shall not be affected but shall be valid and enforceable to the fullest extent permitted by law. In such event, the parties shall use their best efforts to substitute a valid, legal and enforceable provision, which insofar as practical implements the purposes hereof.

15.13 Force Majeure. If any party's performance (including the performance of any PIBC) hereunder or under any Subagreement is prevented, restricted or interfered with by reason of fire, explosion, strike, labor dispute, casualty or accident, freight embargo, flood, war, civil commotion or acts of God, the party affected shall be reasonably excused from performance hereunder to the extent and for the duration of such prevention, restriction or interference; provided, however, nothing herein shall excuse any party from payment for sums due and owing at the time of such occurrence nor shall any party be excused because of any events to the extent that they could or might have been prevented through the exercise of reasonable commercial judgment, care and diligence.

15.14 Modifications in Writing. This Agreement, and its Subagreements, may not be supplemented, modified or amended, except by an instrument in writing signed by the parties hereto, and for the Subagreement by the affected PIBC. Any waiver in one instance or for one purpose shall not create an implied obligation to give a waiver in another instance or for another purpose, with respect to the same or a different event.

15.15 Enforcement of PIBC Obligations. ABC shall have the primary responsibility for ensuring, and shall use it best efforts to secure each PIBC's compliance with that PIBC's obligations under this Agreement and the PIBC's Subagreement; provided, however, that ABC shall not be responsible for damages to the extent such damages are caused by that PIBC's breach of its obligations under this Agreement or the PIBC's Subagreement and not ABC's breach of its obligations and that any termination of a Subagreement shall be made by VUSA.

16.      CONDITIONS PRECEDENT TO THE AGREEMENT.

This Agreement is subject to the following contingencies, and shall not become effective until they are met:

16.1 Due Diligence by ABC. ABC has had the opportunity to conduct corporate, financial, operational, medical/scientific, legal (including patent) and other due diligence on Viragen, and determines, in its sole discretion, that the results of the due diligence are satisfactory. ABC's due diligence determination shall be completed no later than July 31, 1998.

16.2 Due Diligence by VUSA and Viragen. VUSA and Viragen have had the opportunity to due diligence on ABC and the IBCs and have determined, in their sole discretion, that the results of the due diligence are satisfactory. VUSA and Viragen's due diligence determination shall be completed no later than July 31, 1998.

16.3 Commitments from PIBCs. ABC has received commitments and simultaneous execution of Subagreements from a sufficient number of PIBCs to comply with the terms of this Agreement and the Subagreement, as determined by ABC in its sole discretion. This determination shall be made no later than July 31, 1998.

16.4 Executive Committee Approval. The Executive Committee of ABC has approved this Agreement.

16.5 Board Approval. The Boards of Directors of VUSA and Viragen have approved this Agreement.

VIRAGEN, INC.                                               VIRAGEN USA., INC.


By       /s/ Gerald Smith                                   By       /s/ Charles F. Fistel
  ---------------------------                                  ------------------------------
         Gerald Smith                                                Charles F. Fistel
         President                                                   Executive Vice President

AMERICA'S BLOOD CENTERS


By:      /s/ Byron B. Buhner                                By:    /s/ Jim  MacPherson
  ---------------------------                                  ------------------------------
         Byron B. Buhner                                           Jim MacPherson
         President                                                 Executive Director




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